Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Name of Subsidiary	State or Jurisdiction of Incorporation or Organization	Names Under Which Subsidiary Does Business
WinCup Holdings, Inc.(1)	Delaware	WinCup Holdings, Inc. WinCup Holdings of Texas, Inc. WinCup
Radnor Chemical Corporation (1)	Delaware	Radnor Chemical Corporation
StyroChem Canada, Ltd. (2)	Quebec	StyroChem Canada, Ltd. StyroChem International
StyroChem U.S., Ltd. (3)	Texas	StyroChem U.S., Ltd. StyroChem International
WinCup Texas, Ltd. (4)	Texas	WinCup Texas, Ltd. WinCup
StyroChem GP, L.L.C.(2)	Delaware	StyroChem GP, L.L.C.
StyroChem LP, L.L.C.(2)	Delaware	StyroChem LP, L.L.C.
WinCup GP, L.L.C. (5)	Delaware	WinCup GP, L.L.C.
WinCup LP, L.L.C. (5)	Delaware	WinCup LP, L.L.C.
Radnor Management, Inc.(1)	Delaware	Radnor Management, Inc.
Radnor Investments II, Inc. (9)	Delaware	Radnor Investments II, Inc.
StyroChem Europe Delaware, Inc. (2)	Delaware	StyroChem Europe Delaware, Inc.
StyroChem Holdings (The Netherlands) B.V. (6)	The Netherlands	StyroChem Holdings (The Netherlands) BV
StyroChem Europe (The Netherlands) BV(7)	The Netherlands	StyroChem Europe (The Netherlands) BV
StyroChem Finland Oy(8)	Finland	StyroChem Finland Oy StyroChem International

(1)	Owned 100% by Radnor Holdings Corporation.
(2)	Owned 100% by Radnor Chemical Corporation.
(3)	Owned 99% by StyroChem LP, L.L.C. and 1% by StyroChem GP, L.L.C.
(4)	Owned 99% by WinCup LP, L.L.C. and 1% by WinCup GP, L.L.C.
(5)	Owned 100% by WinCup Holdings, Inc.
(6)	Owned 100% by StyroChem Europe Delaware, Inc.
(7)	Owned 100% by StyroChem Holdings (The Netherlands) BV
(8)	Owned 100% by StyroChem Europe (The Netherlands) BV
(9)	Owned 100% indirectly by Radnor Holdings Corporation.